Exhibit 10.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 21, 2008
AMONG
THE PRINCETON REVIEW, INC.,
TPR/TSI MERGER COMPANY, INC.,
ALTA COLLEGES, INC.
AND
TEST SERVICES, INC.

i

		PAGE
ARTICLE 8 INDEMNIFICATION		36

Section 8.1.	Indemnification	36
Section 8.2.	Indemnification Claims	37
Section 8.3.	Survival of Representations and Warranties	39
Section 8.4.	Fraud Claims; No Contribution; Characterization of Payments	39
Section 8.5.	Limitations, Etc.	39

ARTICLE 9 PRIVATE PLACEMENT		40

Section 9.1.	Private Placement	40
Section 9.2.	Authorization and Reservation of Shares	41

ARTICLE 10 TERMINATION		41

Section 10.1.	Termination	41
Section 10.2.	Effect of Termination	42

ARTICLE 11 DEFINED TERMS		42

Section 11.1.	Definitions	42
Section 11.2.	Descriptive Headings; Certain Interpretations	51

ARTICLE 12 MISCELLANEOUS		51

Section 12.1.	Notices	51
Section 12.2.	Assignment	52
Section 12.3.	Specific Enforcement	52
Section 12.4.	Amendment and Waiver	53
Section 12.5.	Entire Agreement	53
Section 12.6.	No Third-Party Beneficiaries; Obligations Joint and Several	53
Section 12.7.	Counterparts	53
Section 12.8.	Governing Law	53
Section 12.9.	Severability	53
Section 12.10.	Submission to Jurisdiction; Waiver of Jury Trial	53
Section 12.11.	Construction	54
Section 12.12.	Survival	54

EXHIBIT I		2

FORM OF REGISTRATION RIGHTS AGREEMENT		2

EXHIBITS:

EXHIBIT A	FORM OF COLORADO STATEMENT OF MERGER
EXHIBIT B	DIRECTORS AND OFFICERS OF SURVIVING CORPORATION
EXHIBIT C-1	FORM OF OPINION OF PARENT’S COUNSEL
EXHIBIT C-2	FORM OF OPINION OF COMPANY’S COUNSEL
EXHIBIT D	FORM OF NON-COMPETITION AGREEMENT
EXHIBIT E	FORM OF INVESTMENT REPRESENTATION LETTER
EXHIBIT F	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT G	FORM OF OPINION OF BUYER’S COUNSEL
EXHIBIT H	FORM OF ESCROW AGREEMENT
EXHIBIT I	FORM OF REGISTRATION RIGHTS AGREEMENT
SCHEDULES:
DISCLOSURE SCHEDULE
SCHEDULE 4.6
SCHEDULE 5.2(f)
SCHEDULE 5.2(k)
SCHEDULE 5.2(l)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“this Agreement”), dated as of February 21, 2008, is made by and among The Princeton Review, Inc., a Delaware corporation (“Buyer”), TPR/TSI Merger Company, Inc., a Colorado corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), Alta Colleges, Inc., a Delaware corporation (“Parent”) and Test Services, Inc., a Colorado corporation and a wholly-owned subsidiary of Parent. The foregoing parties are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”
     The Company operates a test preparation services business pursuant to franchise agreements with Buyer. Buyer desires to acquire the entire equity interest in the Company from Parent and Parent desires to sell the entire equity interest in the Company, on the terms and conditions set forth in this Agreement.
     This Agreement contemplates a merger of Merger Sub with and into the Company (the “Merger”). In such Merger, Parent will receive a combination of Buyer Common Stock (as defined below) and cash in exchange for its Company Common Stock (as defined below).
     In furtherance of the Merger, (a) the Boards of Directors of each of Merger Sub and the Company have duly adopted the plan of merger set forth in this Agreement and recommended it for approval by their respective shareholders or stockholders, and have approved (i) a Statement of Merger to be filed with the Secretary of State of the State of Colorado (the “Colorado Statement of Merger”) in substantially the form of Exhibit A attached hereto to effectuate the Merger, and (ii) the Merger; (b) the Boards of Directors of Buyer and Parent have duly approved this Agreement and the Merger; and (c) Buyer as the sole stockholder of Merger Sub and Parent as the sole stockholder of the Company have approved the plan of merger set forth in this Agreement, all in accordance with this Agreement and Sections 7-90-203.3 of the Colorado Corporations and Associations Act, and Sections 7-111-101 and 7-111-103 of the Colorado Business Corporation Act (collectively, the “Colorado Acts”).
     This Merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.
ARTICLE 1
THE MERGER
     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Colorado Acts, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

     Section 1.2. Closing. The closing of the Merger (the “Closing”) shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, at 10:00 a.m. on a date that is as soon as practicable and, in any event, not later than two (2) Business Days (as defined below), following satisfaction (except to the extent waived in accordance with Article 5) of all conditions to the obligations of the Parties to consummate, or cause the consummation, of the Merger and the taking of all other actions (other than those that by their terms are to be satisfied or taken, or waived, at the Closing) set forth in Article 5, or on such other date, and at such other time or place, as Buyer and Parent may mutually agree in writing.
     Section 1.3. Actions at the Closing. At the Closing, the Parties shall file, or cause to be filed, the Colorado Statement of Merger and other appropriate documents in the office of the Secretary of State of the State of Colorado, and shall make all other filings or recordings required under the Colorado Acts, to give effect to the Merger.
     Section 1.4. Effective Time. The Merger shall become effective at the time of the acceptance of the filing of the Colorado Statement of Merger by the Secretary of State of the State of Colorado.
     Section 1.5. Effects of the Merge. The Merger shall have the effects provided for in Sections 7-90-204 and 7-111-106 of the Colorado Acts.
     Section 1.6. Articles of Incorporation and By-laws. By virtue of the Merger, the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated so as to reflect the same provisions as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until amended, except that the name of the corporation set forth therein shall be changed to the name of the Company. The By-laws of the Surviving Corporation immediately following the Effective Time shall reflect the same provisions as the By-laws of Merger Sub as in effect immediately prior to the Effective Time except that the name of the corporation set forth therein shall be changed to the name of the Company.
     Section 1.7. Directors and Officers of Surviving Corporation. From and after the Effective Time, (a) the individuals identified on Exhibit B-1 shall be the initial directors of the Surviving Corporation, and (b) the individuals identified on Exhibit B-2 shall be the initial officers of the Surviving Corporation, in each case, to hold office until the earlier of their death, resignation or removal or until their successors are duly elected and qualified.
     Section 1.8. Conversion of Securities, Etc.
          (a) Conversion of Company Securities. By virtue of the Merger and without any action on the part of Buyer, Merger Sub, Parent or the Company, or their respective shareholders or stockholders, except as otherwise provided in this Section 1.8, each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive from Buyer, in accordance with and subject to the terms of payment and delivery as herein provided for, (i) at and as of the Effective Time, (x) .56472632 of a share of Buyer Common Stock and (y) $0.61484996 in cash (together, the “Closing Consideration”) and, (ii) no later than April 13, 2010, any per-share Additional Consideration (as defined below and, together with the Closing Consideration, the “Merger Consideration”) Buyer is required to pay to Parent pursuant to Sections 1.9. Notwithstanding any provision hereof to the contrary, in the event that this

Agreement is terminated without the Merger having been consummated, Buyer shall return all shares of Company Common Stock submitted or transferred to Merger Sub or Buyer pursuant to Section 1.10.
          (b) Payment of Closing Consideration. After the Effective Time, Parent, after surrender of the stock certificate that represented all of the issued and outstanding shares of Company Common Stock (the “Company Certificate”), together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, shall be entitled to receive, with respect to each share of Company Common Stock, shares of Buyer Common Stock and cash in accordance with Section 1.8(a)(i). Upon such delivery of the Company Certificate and letter of transmittal, Buyer shall (i) issue to and in the name of Parent a stock certificate for shares of Buyer Common Stock representing four million two hundred twenty-five thousand (4,225,000) shares of Buyer Common Stock, (ii) pay to Parent in cash two million one hundred thousand dollars ($2,100,000), by wire transfer of immediately available funds to an account designated by Parent prior to the Closing Date, and (iii) pay to and deposit into escrow with the Escrow Agent (as defined below), two million five hundred thousand dollars ($2,500,000) (the “Escrow Amount”), by wire transfer of immediately available funds to an account designated by the Escrow Agent prior to the Closing Date, without any interest thereon in any case, whereupon the Company Certificate shall forthwith be canceled. Until so surrendered, the Company Certificate shall upon and following the Effective Time represent solely the right to receive the Merger Consideration for all of the shares of Company Common Stock it represented prior to the Closing, without interest, and any dividends or other distributions to which Parent becomes entitled in accordance with this Agreement upon surrender of the Company Certificate.
          (c) No Company Stock Options. The Parties acknowledge and agree that no Closing Consideration or Additional Consideration will be issued and paid as a result of or in connection with the Merger with respect to any options, warrants or similar rights to purchase securities of the Company or Parent held by any Person (as defined below).
          (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
          (e) Effect on Company Common Stock. At the Effective Time, the shares of Company Common Stock converted into Parent’s right to receive the Closing Consideration and any Additional Consideration that becomes payable in accordance with Section 1.8(a)(ii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and Parent shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
     Section 1.9. Additional Consideration; Price Protection.
          (a) Based on the First Anniversary Sixty-Day Average (as defined below), the First Anniversary Transaction Value (as defined below) shall be determined on the first anniversary following the Closing Date. If the First Anniversary Transaction Value is less than thirty six million dollars ($36,000,000) (the “Minimum Transaction Value”), the shortfall shall represent the maximum Additional Consideration (as defined below) that Buyer shall be required to pay to Parent pursuant to this Section 1.9 (the “Maximum Additional Consideration”). Notwithstanding any other provision of this Agreement to the contrary, in the event that the First Anniversary Transaction Value is equal to or more than the Minimum Transaction Value, the provisions of this Section 1.9, other than this sentence and Section 1.9(f) insofar as is applicable to the determination of the First Anniversary Transaction Value, shall not be of any force or effect whatsoever.
          (b) The Final Transaction Value Determination shall be made upon the earliest of (i) the date on which Parent sells the last of the shares of Buyer Common Stock that constituted the portion of the Closing Consideration paid in the form of shares of Buyer Common Stock, whether in a single sale or a series of sales, (ii) the date on which Buyer, by merger or otherwise, is sold that results in a Change of Control (as defined below) in which the shares of Buyer Common Stock representing the Closing Consideration are exchanged for or converted into transaction consideration or the sale of all or substantially all of the assets of Buyer followed by a liquidation of the proceeds therefrom or the dissolution and liquidation of Buyer, and (iii) March 31, 2010.
          (c) The Final Transaction Value Determination shall be made by determining the aggregate proceeds to Parent from the occurrence of any of the events set forth in clause (i), or clause (ii) in Section 1.9(b), prior to Taxes payable by Parent arising from such occurrence (whether or not deferred), or, in the case of the Final Transaction Value Determination under clause (iii) in Section 1.9(b), by determining the sum of the aggregate proceeds to Parent from any sale or sales on or prior to March 31, 2010 of less than all of the shares of Buyer Common Stock that constituted the portion of the Closing Consideration paid in the form of Buyer Common Stock, prior to Taxes as aforesaid, and the value of any shares of Buyer Common Stock that constituted the portion of the Closing Consideration paid in the form of Buyer Common Stock not sold on or prior to March 31, 2010, valued on the basis of the Final Determination Sixty-Day Average (as defined below), and adding the result to the amount of cash paid to Parent and the Escrow Agent as Closing Consideration (the “Final Transaction Value Determination”).
          (d) If the value determined by the Final Transaction Value Determination based on the Final Determination Sixty-Day Average is less than the Minimum Transaction Value, Buyer shall pay to Parent the difference as additional consideration in the Merger (“Additional Consideration”). Subject to Section 1.9(e), Buyer shall pay the Additional Consideration by issuing to Parent that aggregate number of additional shares of Buyer Common Stock (“Additional Shares”), valued on the basis of the Final Determination Ten-Day Average, that is equal in value to such difference but not in any event a number of shares of Buyer Common Stock, so valued, that has a value greater than the Maximum Additional Consideration; provided that, subject to the proviso in Section 1.9(e), Buyer in satisfying its obligation to pay any Additional Consideration shall not, without Parent’s consent after consultation between Buyer and Parent, issue such number of Additional Shares as would result in Parent holding shares of Buyer Common Stock that would represent more than 9.95% of all shares of Buyer Common Stock outstanding at such time.

          (e) Notwithstanding Section 1.9(d), Buyer may satisfy any or all of its obligation to pay Additional Consideration, if any, by, instead of issuing Additional Shares, electing to pay to Parent in cash any or all Additional Consideration that Buyer elects to pay in cash, by wire transfer of immediately available funds to an account designated by Parent prior to April 13, 2010; provided that Buyer shall not pay Additional Consideration in cash to the extent that would be inconsistent with Buyer’s covenant in the proviso in the first sentence of Section 7.4 to use its best efforts not to take any action that would result in the Merger not being a Tax-Free Reorganization (as defined below).
          (f) In the event that, after the Closing, Buyer declares and issues a stock dividend or effects a stock split, stock combination, recapitalization or similar event, the foregoing provisions of this Section 1.9 shall be deemed appropriately adjusted such that the economic effects for Parent and Buyer will be the same as if there had been no such stock dividend, stock split, stock combination, recapitalization or other similar event.
     Section 1.10. Release of Indemnification Escrow.
          (a) On March 31, 2009 (the “Escrow Release Date”), the amount by which the Escrow Amount exceeds the Release Date Indemnification Amount (as defined below) as of such date, less the aggregate amount of claims for indemnification theretofore paid to Buyer Indemnified Parties (as defined below), shall be released by the Escrow Agent to Parent; provided that, in the event there is an asserted but unresolved claim for Damages (as defined below) or more than one such claim for each of which Buyer has provided a Claim Notice (as defined below) to Parent pursuant to the provisions of Article 8, the Escrow Agent in accordance with the Escrow Agreement shall continue to withhold a portion of the Escrow Amount equal in value to the amount of Damages set forth in such Claim Notice(s).
          (b) Following the Escrow Release Date, if any indemnification claim made under this Agreement but not finally resolved by the Escrow Release Date and with respect to which the Escrow Agent has withheld a portion of the Escrow Amount pursuant to Section 1.10(a) is finally resolved, any amount so withheld in excess of the amount to which Buyer or the Indemnified Parties (as defined below) are entitled shall be released to Parent.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY
     Parent and the Company, jointly and severally, represent and warrant to Buyer and Merger Sub that the statements contained in this Article 2 are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date, except as otherwise set forth in the Disclosure Schedule delivered by Parent and the Company to Buyer on the date hereof (the “Disclosure Schedule” or the “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and subsections contained in this Article 2. Disclosure made in any particular Schedule shall be deemed made in any other Schedule or Schedules to which the relevance of such disclosure is reasonably apparent from the text of such disclosure.

     Section 2.1. Organization and Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, (b) has all requisite corporate power and authority to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed on Section 2.1(c) of the Disclosure Schedule, except where such failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change to the Company. The Company has made available to Buyer complete and correct copies of its Constitutive Documents (as defined below), as amended through the date hereof. Parent or the Company has made available to Buyer and its Representatives copies of the stock record book and the minute books of the Company for the past two (2) years, each of which is true and complete.
     Section 2.2. Power and Authority; Binding Agreement. Subject to the adoption of the plan of merger set forth in this Agreement by the Company’s Board of Directors and its approval by Parent as the sole shareholder of the Company, (i) the Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder, and (ii) the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company or the holders of Company Common Stock shall be necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy Laws and Equitable Principles”).
     Section 2.3. Authorization. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving the Merger, this Agreement and the other transactions contemplated hereby and adopting the plan of merger set forth in this Agreement, (ii) recommending that Parent, as the stockholder of the Company, approve the plan of merger set forth in this Agreement, and (iii) authorizing the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement. Parent, as the stockholder of the Company, by written consent with respect to all of the issued and outstanding shares of Company Common Stock, has approved the plan of merger set forth in this Agreement.
     Section 2.4. Capitalization.
          (a) The authorized Capital Stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which

7,481,500 shares are issued and outstanding and no shares are held in the treasury of the Company.
          (b) All of the issued and outstanding shares of Company Common Stock are owned of record and beneficially solely by Parent and have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of Company Common Stock have been offered, issued and sold by the Company in compliance in all material respects with all applicable federal and state securities Laws.
          (c) There are no stock plans pursuant to which shares of Company Common Stock have been or may be issued or options or other rights to purchase shares of Company Common Stock have been or may be issued to directors, employees, consultants or any other Persons, nor are there or have there been any grants of stock appreciation rights, “phantom” or “shadow” stock or other equity incentive or compensation or similar rights entitling any Persons to share in appreciation in the equity value of the Company as to which the Company has or will have any obligation. Other than this Agreement, there is no contract or other obligation of the Company to issue or sell any of its securities.
          (d) The Company has no Subsidiaries (as defined below) and does not own or control, directly or indirectly, any shares of Capital Stock of or any other equity interest in any other Person. There is no Indebtedness (as defined below) having the right to vote on any matters on which stockholders of the Company may vote.
     Section 2.5. Non Contravention.
          (a) The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien other than a Permitted Lien, in or upon any of the properties or assets of the Company under any provision of (i) the Constitutive Documents of the Company, (ii) except as set forth on Section 2.5(a) of the Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which the Company is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Company has rights or benefits or (iii) except that would not reasonably be expected to result in a Material Adverse Change to the Company or the Surviving Corporation, any Law or Judgment (as defined below) specifically naming the Company or any of its Affiliates (as defined below), in each case, applicable to the Company or its properties or assets.
          (b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity (as defined below) is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby or the compliance by the Company with the provisions of this Agreement, except for (i) the filing of the Colorado Statement of Merger with the Secretary of State of the

State of Colorado and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change to the Company or, following the Effective Time, the Surviving Corporation.
     Section 2.6. Compliance with Laws. Except as set forth in Section 2.6 of the Disclosure Schedule, since September 30, 2007, the Company has been in compliance in all material respects with all applicable material Laws and Judgments of any Governmental Entity applicable to its businesses or operations. There is no pending, or to the Company’s knowledge, threatened claim, demand or investigation alleging a violation by the Company of any applicable material Law or Judgment of any Governmental Entity applicable to its businesses or operations as of the date hereof.
     Section 2.7. Permits. The Company validly holds and has in full force and effect all Permits (as defined below) necessary for it to own, lease or operate its properties and assets and to carry on its businesses as now conducted, and there has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person that would reasonably be expected to result in any right of termination, amendment or cancellation of, any such Permit. The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company and, to the Company’s knowledge, such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement, or the consummation of the Merger or any of the other transactions contemplated hereby. Section 2.7 of the Disclosure Schedule lists each Permit issued or granted to or held by the Company, the failure of which to be obtained would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change to the Company. All of the Permits listed on Section 2.7 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel (as defined below) or agent or otherwise on behalf of the Company.
     Section 2.8. Financial Statements.
          (a) Section 2.8 of the Disclosure Schedule sets forth the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the fiscal year ended on the Most Recent Yearend Financials Date (as defined below) and the two previous fiscal years, together with any footnotes thereto, and the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the three-month period ended on the Most Recent Balance Sheet Date (together, the “Financial Statements”). The Financial Statements (a) are consistent with the books and records of the Company, (b) have been prepared in accordance with GAAP (except as may be indicated on the notes thereto) and (c) present fairly the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, subject to normal year-end adjustments.
          (b) All accounts receivable of the Company, reflected on the Most Recent Balance Sheet or created after the date thereof, are current and arose from valid transactions in the Ordinary Course (as defined below) with unrelated third parties. To the Company’s knowledge, the Company’s accounts receivable set forth on the Most Recent Balance Sheet are collectible in full, net of any reserves shown on the Most Recent Balance Sheet.
     Section 2.9. Absence of Changes or Events. Except as set forth in Section 2.9 of the Disclosure Schedule, since September 30, 2007, (a) the Company has conducted its business only in the Ordinary Course, (b) there has occurred no Material Adverse Change with respect to the Company and (c) the Company has not taken any of the actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Articles 6 or 7.
     Section 2.10. Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations, (a) to the extent shown on the Most Recent Balance Sheet, (b) that are immaterial and are incurred in the Ordinary Course since the Most Recent Balance Sheet Date (c) that are not required to be reflected on a balance sheet prepared in accordance with GAAP, or (d) that are set forth in Contracts listed on Section 2.13(a) of the Disclosure Schedule, other than contingent obligations due to any breaches or non-performance thereunder and required to be reflected on the Most Recent Balance Sheet.
     Section 2.11. Assets other than Real Property.
          (a) The Company is the true and lawful owner and has good and valid title to all assets (tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value in the Ordinary Course since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens (as defined below)).
          (b) The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted.
     Section 2.12. Real Property.
          (a) The Company owns no real property or interests (other than leasehold interests) in real property.
          (b) Section 2.12(b) of the Disclosure Schedule lists all real property and interests in real property leased by the Company (each, a “Leased Property”) and lists the term of such lease, any extension or expansion options and the rent payable thereunder. The Company has delivered to Buyer complete and accurate copies of all such leases, and any operating agreements relating thereto. With respect to each Leased Property, (i) the Company has good and valid title to the leasehold estate relating thereto, free and clear of all Liens, leases, assignments, subleases, easements, covenants, rights-of-way and other material restrictions of any nature whatsoever, other than Permitted Liens, (ii) the lease relating to such Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, (iii) the lease relating to such Leased Property will, immediately following the

Effective Time, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof, (iv) the Company is not and, to the knowledge of the Company, no other party to the lease relating to such Leased Property is, in material breach or violation of, or in material default under, such lease, (v) no event, occurrence, condition or act has occurred, is pending or, to the knowledge of the Company is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a material breach or default by the Company or, to the knowledge of the Company, any other party to such lease, under such lease, or give rise to a right of termination or cancellation under any such leases, (vi) there are no material disputes, oral agreements or forbearance programs in effect as to the lease relating to such Leased Property, (vii) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities as presently operated, (viii) there is no Lien, easement, covenant or other restriction (other than Permitted Liens) applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property, (ix) all rents and additional rents due on the lease relating to such Leased Property have been paid, and (x) the current use by the Company of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement or other Law in any material respect.
     Section 2.13. Contracts.
          (a) Section 2.13(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party or is bound by (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”), except for any Contract between the Company and Buyer:
               any employment or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any Company Personnel;
               any Contract not to compete or otherwise materially restricting the development, manufacture, marketing, distribution or sale of any products of the Company and its Subsidiaries and, to the extent applicable, products under development (collectively, the “Products”) or services;
               any Contract between the Company and (A) Parent, (B) any former holder of Company Common Stock or (C) any Company Personnel;
               any lease, sublease or similar Contract with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company;
               any lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, where the annual payments under any such lease or such Contract exceeds $100,000 or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, other than in those entered into in the Ordinary Course;
               any Contract for the purchase or sale of Products or the furnishing or receipt of services (A) calling for performance over a period of more than one year and which is not terminable by the Company on ninety (90) days’ notice or less, without payment of a termination fee or similar payment, (B) requiring or otherwise involving payment by or to the Company of more than an aggregate of $100,000, (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Products, services or territory and which is not terminable by the Company on ninety (90) days notice or less, without payment of a termination fee or similar payment or (D) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
               any Contract for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person involving payment by or to the Company of more than an aggregate of $100,000;
               any Contract for any joint venture or partnership;
               any Contract granting a third party any license to or option on any Company Intellectual Property other than in the Ordinary Course, or pursuant to which the Company has been granted by a third party any license to any Intellectual Property which would reasonably be expected to require payment in excess of $100,000 a year;
               any Contract (other than trade debt incurred in the Ordinary Course) under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company) or any note, bond, debenture or other evidence of Indebtedness issued by the Company or any of its Affiliates to any Person (other than the Company);
               any Contract (including so-called take-or-pay or “keep well” agreements) under which (A) any Person (including the Company) has, directly or indirectly, guaranteed Indebtedness, liabilities or obligations of the Company or (B) the Company has, directly or indirectly, guaranteed Indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course);
               any Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company) other than in the Ordinary Course;
               any Contract providing for indemnification of any Person by the Company, other than express indemnities included in standard form sales or service contracts, or license agreements, entered into by the Company in the Ordinary Course; or

               any Contract under which the consequences of a default or termination would reasonably be expected to result in a Material Adverse Change to the Company or the Surviving Corporation.
          (b) Except as set forth in Section 2.13(b) of the Disclosure Schedule, each Material Contract is in full force and effect, and is legal, valid, binding and enforceable against the Company and each other party thereto in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles. True and complete copies of each of the Material Contract have been delivered to Buyer. There is no material violation, breach or default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto, and, to the knowledge of the Company, no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any other party thereto. No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby. Immediately following the Effective Time, each Material Contract will continue to be in full force and effect, and valid, binding and enforceable against the Surviving Corporation and each other party thereto in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.
     Section 2.14. Intellectual Property.
          (a) The Company has no Intellectual Property, other than any item that is solely Intellectual Property pursuant to clause (iv) or (v) of the definition of Intellectual Property or Intellectual Property licensed from Buyer.
          (b) The Company owns or possesses adequate licenses or other valid rights to use (in each case, free and clear of any Liens (other than Permitted Exceptions (as defined below)) all Company Intellectual Property used in connection with the business of the Company as currently conducted and as conducted during the past two (2) years.
          (c) Except as set forth on Section 2.14(c) of the Disclosure Schedule, all Company employees, and all contractors involved in the creation or use of Company Intellectual Property, have signed nondisclosure and invention assignment agreements. The use by the Company of any Company Intellectual Property owned by any other person is in accordance in all material respects with any applicable license granted by such person (or any person authorized by such person) pursuant to which the Company acquired the right to use such Company Intellectual Property.
          (d) Except as set forth on Section 2.14(d) of the Disclosure Schedule, the Company does not pay to or receive any royalty from anyone with respect to any Company Intellectual Property, nor has the Company licensed anyone to use any of the Company Intellectual Property, other than in connection with the sale of services in the Ordinary Course or pursuant to a license with Buyer.

          (e) The Company has not given or received any notice of any pending violation or infringement of the rights of others with respect to, any Intellectual Property or with respect to any license of the Company Intellectual Property.
          (f) The Company is not subject to any Judgment or settlement which restricts or impairs the use of, any Company Intellectual Property. To the Company’s knowledge, no Company Intellectual Property, and no services sold or contemplated for sale by the Company, violates or infringes upon any Intellectual Property of any third party.
          (g) The Company has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and, to the Company’s knowledge, no claims have been asserted by any Person with respect to the validity or enforceability of, or the Company’s ownership of or right to use, the Company Intellectual Property and, to the Company’s knowledge, there is no basis for any such claim.
          (h) The Company Intellectual Property constitutes all of the Intellectual Property needed, along with Intellectual Property licensed or otherwise made available by Buyer to the Company, necessary for the Company to conduct its business as currently conducted.
          (i) All trade secrets, confidential information or know-how of the Company and/or used by the Company in its business have been maintained by the Company in all material respects in confidence in accordance with the protection procedures customarily used by companies in the same industry as the Company to protect rights of like importance.
     Section 2.15. Litigation. Except as set forth on Section 2.15 of the Disclosure Schedule, there is no Legal Proceeding (as defined below) pending or, to the Company’s knowledge, threatened against the Company or any of its Affiliates. There are no Judgments outstanding against the Company or any of its properties or assets, including by or before any Governmental Entity. There is no claim, demand or investigation pending or, to Company’s knowledge, threatened against Company or any of its subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which (a) does or would reasonably be expected to result in a Material Adverse Change to Company or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Buyer, the Company or Merger Sub in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     Section 2.16. Taxes.
          (a) All material Tax Returns required to be filed by or on behalf of the Company (including any affiliated, combined, consolidated or unitary group) have been timely filed and all Taxes owed by or on behalf of the Company (whether or not shown on such Tax Returns) have been timely paid.
          (b) The unpaid Taxes of the Company do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes to reflect book/tax timing differences) set forth on the face of the Most Recent Balance Sheet (rather than any notes thereto), as adjusted through the Closing Date in accordance with past custom and practice. Since the Most Recent Balance Sheet

Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses (within the meaning of GAAP) or outside the Ordinary Course.
          (c) None of the Company’s assets: (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.
          (d) Section 2.16(d) of the Disclosure Schedule (i) lists all federal, state, local and foreign income Tax Returns filed by or on behalf of the Company during the past six years, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. All deficiencies asserted in writing by any taxing authority for which the Company is liable have been paid in full. There are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against the Company concerning the Tax liability of the Company. No issue has been raised in writing in any examination by any Governmental Entity with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency or increase in Taxes for any other period not so examined.
          (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company and the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.
          (f) Except as set forth in Section 2.16(f) of the Disclosure Schedule, the Company has withheld and paid all material Taxes required by Law to have been withheld and paid and has complied in all material respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).
          (g) The Company is not a party to any Contract that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(a)(1), 162(m), or 280G of the Code.
          (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Entity executed on or before the date of this Agreement; or (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting.
          (i) Since the Company’s formation, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355(a) of the Code.

          (j) The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.
          (k) Parent is not a “foreign person” within the meaning of Section 1445 of the Code.
          (l) Since the Company’s formation, no claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.
          (m) The Company is not a party to any Tax allocation, indemnity or sharing Contract. The Company does not have any liability for Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (other than with respect to Parent), (ii) as transferee or successor, (iii) by Contract, or (iv) otherwise. The Company has not been a member of an “affiliated group” (as that term is defined in the Code) filing a consolidated federal income Tax Return other than a group the common parent of which was Parent.
          (n) There are no Liens for Taxes with respect to the Company’s assets, except for Liens for Taxes not yet due and payable.
          (o) The Company is not subject to any private letter ruling or similar ruling issued by any Governmental Entity.
     Section 2.17. Insurance. The insurance policies owned and maintained by the Company and the coverage amounts thereunder are listed on Section 2.17 of the Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable thereon have been paid. To the Company’s knowledge, the Company is not liable for retroactive premiums or similar payments related thereto and the Company is in compliance with the terms of such policies. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. To the knowledge of the Company, there has been no notice of cancellation or termination (or any other threatened termination) of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect as of the date hereof.
     Section 2.18. Benefit Plans.
          (a) Section 2.18(a)(i) of the Disclosure Schedule contains a list and brief description of all Benefit Plans (as defined below) established, sponsored or maintained by Parent, whether or nor contributed to by the Company. Section 2.18(a)(ii) of the Disclosure Schedule contains a list and brief description of all Benefit Plans established, sponsored or maintained by the Company, whether or not contributed to by Parent. Except as set forth on Section 2.18(a)(ii) of the Disclosure Schedule, the Company has not established or maintained and has not been and is not obligated to make any contribution to or under or otherwise participate in any Benefit Plan, nor has the Company committed or proposed to do so.
          (b) Except as set forth in Section 2.18(b)(i) of the Disclosure Schedule, each Benefit Plan listed in Section 2.18(a)(i) of the Disclosure Schedule has been operated and administered materially in accordance with its material terms and is in material compliance with applicable Law (including but not limited to ERISA and the Code). Except as set forth in Section 2.18(b)(ii) of the Disclosure Schedule, each Benefit Plan listed in Section 2.18(a)(ii) of the Disclosure Schedule has been operated and administered materially in accordance with its terms and is in compliance with applicable Law (including but not limited to ERISA and the Code). Except as set forth in Section 2.18(b)(ii) of the Disclosure Schedule, there are no lawsuits, actions, termination proceedings or other proceedings pending or, to the knowledge of the Company or Parent, threatened against or involving any Benefit Plan that, if adversely determined, would reasonably be anticipated to result in any material liability or obligation on the part of the Company and there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the knowledge of the Company, threatened against or involving any Benefit Plan. Except as set forth in Section 2.18(b)(ii) of the Disclosure Schedule, the Company does not have any liability to the IRS, to the knowledge of the Company or Parent, with respect to any Benefit Plan, including any liability imposed under Chapter 43 of the Code.
          (c) Except as set forth in Section 2.18(b)(i) or Section 2.18(b)(ii) of the Disclosure Schedule, no transaction prohibited by Section 406 of ERISA nor any “prohibited transaction” (as defined in Section 4975 of the Code) that is not covered by an applicable exemption has occurred with respect to any Benefit Plan. No defined benefit Pension Plan has been terminated and there have been no “reportable events” (as defined in Section 4043 of ERISA) with respect thereto. No Pension Plan is a single or multiemployer plan (as defined in Section 3(37) of ERISA) or subject to Title IV of ERISA.
          (d) The Company has not offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment by the Company, except to the extent required by the health care continuation provisions of ERISA and the Code or similar state benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.
          (e) Each Benefit Plan (including any such plan covering retirees or other former employees) may be discontinued or terminated without liability on the part of the Company before, on or at any time after the Effective Time.
          (f) Except as set forth in Section 6.9, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated by this Agreement will result in the payment, vesting or acceleration of any bonus, stock option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any Person for which the Company is or could become liable, or the loss of any deduction to the Company under Section 280G of the Code.
          (g) Parent specifically retains all liabilities and obligations associated with any Benefit Plan set forth in Section 2.18(a)(i) of the Disclosure Schedule and the TSI 401(k) Plan. With the exception of the TSI 401(k) Plan, the Company specifically retains all liabilities and obligations associated with any Benefit Plans set forth in Section 2.18(a)(ii) of the

Disclosure Schedule, which continues to be maintained by the Company on and after the Closing Date. Except as set forth in the immediately preceding sentence, Parent specifically retains all liabilities and obligations associated with any other employee benefit plan, program or arrangement whether or not subject to ERISA, maintained, sponsored or contributed to by Parent or any group, trade, business or entity which together with Parent is treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.
     Section 2.19. Employee and Labor Matters.
          (a) There is not, and since the Company’s formation there has not been, any labor strike, dispute, work stoppage, slowdown or lockout pending, or, to the knowledge of the Company, threatened, against the Company. The Company is not a party to any collective bargaining or other labor Contracts with respect to any Company Personnel and, to the knowledge of the Company, no union organizational campaign or petition for certification is in progress with respect to the Company Personnel and no question concerning representation exists respecting such Company Personnel. The Company is not engaged in any unfair labor practice, and there is no unfair labor practice charge or complaint against the Company pending, or, to the knowledge of the Company, threatened, before the National Labor Relations Board. There are no pending, or, to the knowledge of the Company, threatened, union grievances against the Company. There are no pending, or, to the knowledge of the Company, threatened, charges against the Company or any current or former Company Personnel before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Since the Company’s formation, the Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the knowledge of the Company, no such investigation is in progress.
          (b) Except as set forth in Section 2.19(b) of the Disclosure Schedule, the Company has complied with all applicable Laws relating to employment and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation Laws.
          (c) To the knowledge of the Company, no officer, director or employee of the Company is a party to or bound by any Contract, license, covenant or Contract of any nature, or subject to any Judgment of any Governmental Entity, that may interfere with the use of such Person’s efforts to promote the interests of the Company, conflict with the business of the Company or the Merger and the other transactions contemplated hereby, or that could reasonably be expected to result in a Material Adverse Change. To the knowledge of the Company, no activity of any employee of the Company as or while an employee of the Company has caused a violation of any employment Contract, confidentiality agreement, Patent disclosure agreement, or other Contract. To the knowledge of the Company, neither the execution and delivery of this Agreement, nor the conduct of the business of the Company by the Company Personnel, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under any covenant or instrument under which any such employees are now employed.
          (d) Parent or the Company has heretofore provided to Buyer a true and complete list of the names, positions and rates of compensation of all directors, officers, employees and consultants of the Company, as of the date hereof, showing each such person’s name, position(s), and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Except as indicated on Section 2.19(d) of the Disclosure Schedule (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination, (ii) all contractor or other service provider relationships can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination and (iii) no employee is on disability or other leave of absence. The Company has complied, in all material respects, with all immigration and naturalization Laws governing the employment by it of personnel by U.S. companies and the employment of non-U.S. nationals by it in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Except as set forth on Section 2.19(d) of the Disclosure Schedule, the Company has not sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.
          (e) As of the date hereof, the Company has not been notified by any of its employees that such employee or any other employee intends to terminate his or her employment with the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company.
     Section 2.20. Environmental Matters. The lessor of any premises leased by the Company has not notified the Company in writing, and the Company does not otherwise have knowledge with respect to any of such leased premises, that there exists any noncompliance with any Environmental Law that would make such leased premises unavailable to be used by the Company in the conduct of its business as currently conducted on such premises or that would insofar as can be reasonably foreseen pose a material health hazard for the Company’s employees.
     Section 2.21. Transactions with Affiliates. Section 2.21 of the Disclosure Schedule describes any transaction, since September 30, 2007, between the Company, on the one hand, and Parent or an Affiliate (other than the Company) of Parent, on the other hand, other than any employment Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, Contract assigning intellectual property rights to the Company, or other Agreement listed on Section 2.13(a) of the Disclosure Schedule. Except as set forth on Section 2.21 of the Disclosure Schedule or Section 2.13(a) of the Disclosure Schedule, no Affiliate of the Company (a) owns or has any interest in any property (real or personal, tangible or intangible), Company Intellectual Property or Contract used in or pertaining to the business of, the Company, (b) has notified the Company of any claim or cause of action against the Company or (c) owes any money to, or is owed any money by, the Company.

     Section 2.22. Accounts; Powers of Attorney; Officers and Directors. Section 2.22 of the Disclosure Schedule sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company, identifying with respect to each any Person authorized to sign thereon, (b) true and complete copies of all corporate borrowing, depository and transfer resolutions, identifying with respect to each any Person entitled to act thereunder, (c) a true and complete list of all powers of attorney granted by the Company, identifying with respect to each any Person authorized to act thereunder and (d) a true and complete list of all officers and directors of the Company.
     Section 2.23. Brokers. The Company has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the Merger or the other transactions contemplated by this Agreement.
     Section 2.24. Certain Business Practices. Neither the Company nor, to the Company’s knowledge, any directors, officers, agents or employees of the Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any payment which constitutes criminal bribery under applicable Law.
     Section 2.25. No Former Business. Except as set forth on Section 2.25 of the Disclosure Schedule, the Company has not owned or operated any former business, alone or with any other Person.
     Section 2.26. Additional Tax Matters.
          (a) Neither the Company nor any of its Affiliates, knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a Tax-Free Reorganization (as defined below).
          (b) Section 2.26(b) of the Disclosure Schedule contains a true, complete and correct list of all Persons who, to the knowledge of the Company, may be deemed to be Affiliates of the Company, including all directors and executive officers of the Company as of the date hereof.
     Section 2.27. Disclosure.
     No representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company pursuant to this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of the Company to Buyer or any of its Representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 3
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby represents and warrants to Buyer and Merger Sub as follows:
     Section 3.1. Power and Authority; Binding Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement has been duly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.
     Section 3.2. Non Contravention.
          (a) The execution and delivery by Parent of this Agreement and the compliance by Parent with the provisions of this Agreement do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien, in or upon any of the properties or assets of Parent under any provision of (i) the Constitutive Documents of Parent, (ii) or, except as would not reasonably be expected to result in a Material Adverse Change to Parent, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which Parent is a party or bound by or its properties or assets are bound by or subject to or otherwise under which Parent has rights or benefits, or (iii) except as would not reasonably be expected to result in a Material Adverse Change to Parent, any Law or Judgment specifically naming Parent, applicable to Parent, or any of its properties or assets.
          (b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by Parent of this Agreement or the compliance by Parent with the provisions of this Agreement, except such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Parent to perform its obligations under this Agreement or cause a Material Adverse Change to Parent.
     Section 3.3. Title to Securities. As of the date of this Agreement: (a) Parent owns of record and beneficially the number of outstanding shares of Company Common Stock set forth on Section 3.3(a) of the Disclosure Schedule, being all of the outstanding shares of Capital Stock of the Company, and (b) Parent does not directly or indirectly own any other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Capital Stock or other securities of the Company, other than the shares of Common Stock set forth on Section 3.3(a) of the Disclosure Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
     Buyer and Merger Sub, jointly and severally, represent and warrant to Parent as follows, as of the date hereof and as of the Closing Date:
     Section 4.1. Organization and Standing; Outstanding Shares. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer has all requisite corporation power and authority to carry on its business as now being conducted. Buyer has delivered to the Company complete and correct copies of Merger Sub’s and Buyer’s Constitutive Documents, as amended. For the purpose of providing comfort to Parent that the shares of Buyer Common Stock it will receive as Closing Consideration do not constitute more than 9.95% of the total outstanding shares of Buyer Common Stock at such time, Buyer represents and warrants that as of the date of this Agreement it has 38,325,228 shares of Capital Stock outstanding, consisting of 28,325,228 shares of Buyer Common Stock and 10,000,000 shares of its Series C Convertible Preferred Stock, $0.01 par value per share, convertible into 10,000,000 shares of Buyer Common Stock without regard to any limit on conversion that may be applicable.
     Section 4.2. Power and Authority; Binding Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due execution of this Agreement by the Company and Parent, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms.
     Section 4.3. Non Contravention.
          (a) The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement by each of Merger Sub and Buyer do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien, in or upon any of the properties or assets of Buyer, the Merger Sub or, following the Effective Time, the Surviving Corporation under any provision of (i) the Constitutive Documents of Merger Sub or Buyer or, following the Effective Time, the Surviving Corporation, (ii) or, except as would not reasonably be expected to result in a Material Adverse Change to Merger Sub or Buyer, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which either of them is a party or bound by or either of their respective properties or assets are bound by or subject to or otherwise under which either of Buyer or Merger Sub has rights or benefits, or which would be applicable to the

Surviving Corporation through Buyer or Merger Sub, following the Effective Time, or (iii) except as would not reasonably be expected to result in a Material Adverse Change to Buyer, Merger Sub or, following the Effective Time, the Surviving Corporation, any Law or Judgment specifically naming Buyer or Merger Sub, in each case, applicable to Buyer or Merger Sub or, following the Effective Time, the Surviving Corporation, or any of their respective properties or assets.
          (b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery by either of them of this Agreement, the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby or the compliance by Buyer and Merger Sub with the provisions of this Agreement, except for (i) the filing of the Colorado Statement of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change to Buyer.
          (c) All of the shares of Buyer Common Stock constituting Merger Consideration, after consummation of the Merger and when issued, will be duly authorized, validly issued, fully paid, non-assessable, free of all preemptive rights, and was or will be issued in compliance in all material respects with all applicable federal corporate and securities Laws. Buyer is not a party to or bound by any, and there are no, contracts containing preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Capital Stock of Buyer that have not been waived.
     Section 4.4. No Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.
     Section 4.5. SEC Filings; Financial Statements. Buyer has filed with the SEC and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements, exhibits and other documents required to be filed by it and its subsidiaries on or since June 30, 2007 under the Securities Act (as defined below) and the Exchange Act (as defined below) (collectively, the “Buyer SEC Documents”), and will promptly make available to the Company all such forms, reports, schedules, statements, exhibits and other documents as are filed prior to the Closing. As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents and any forms, reports, schedules, statements, exhibits and other documents Buyer may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. The financial statements of Buyer and its subsidiaries, including all related notes and schedules, contained in Buyer SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis, if applicable) (a) the financial position of Buyer, as of the dates thereof, and (b) its results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).
     Section 4.6. Undisclosed Liabilities. Buyer has no liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations, (a) to the extent shown in Buyer SEC Documents or shown on Schedule 4.6, (b) that are immaterial and are incurred in the Ordinary Course since the most recent of the Buyer SEC Documents or (c) that are not required to be reflected on a balance sheet prepared in accordance with GAAP.
     Section 4.7. Litigation. Except as disclosed in any of the Buyer SEC Documents filed after June 30, 2007 but prior to the date of this Agreement, there is no claim, demand or investigation pending or, to Buyer’s knowledge, threatened against Buyer or any of its subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which (a) does or would reasonably be expected to result in a Material Adverse Change to Buyer or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Buyer, the Company or Merger Sub in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the Merger or transactions contemplated by this Agreement.
     Section 4.8. No Vote. No vote or approval of the holders of any class of securities of Buyer is necessary to approve this Agreement, the Merger or the transactions contemplated hereby, including any consent of the holders of Buyer as may be required by the listing requirements of the NASDAQ.
     Section 4.9. Additional Tax Matters. Neither Buyer nor any of its Affiliates, knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a Tax-Free Reorganization.
     Section 4.10. Disclosure. No representation or warranty of Buyer contained in this Agreement or any other agreement or instrument furnished by Buyer pursuant to this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of Buyer to Parent or the Company or any of their Representatives pursuant to this Agreement, and no information included in any disclosure to the stockholders of Buyer relating to the Merger, this Agreement or the other transactions contemplated hereby, including without limitation the Buyer SEC Documents (as of the date of such disclosure), contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 5
CONDITIONS PRECEDENT
     Section 5.1. Conditions to Each Party’s Obligation. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:
          (a) Statement of Merger. The Colorado Statement of Merger shall have been duly executed and delivered by Merger Sub and the Company and filed with and accepted by the Secretary of State of the State of Colorado.
          (b) No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) or Law which has the effect of preventing the consummation of the Merger shall be in effect. There shall not be pending or threatened by any Governmental Entity any claim, suit, action or proceeding (or by any other Person any claim, suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain, prohibit, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by the this Agreement.
     Section 5.2. Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of each of Buyer and Merger Sub to effect the Merger are subject to the satisfaction (or express written waiver by Buyer) on or prior to the Closing Date of the following conditions:
          (a) No Material Adverse Change. Since the Most Recent Yearend Financials Date, there shall not have been a Material Adverse Change to the Company.
          (b) Representations and Warranties of the Company and Parent. The representations and warranties of the Company and Parent set forth in this Agreement that are qualified as to materiality (including in the definition of Material Adverse Change) shall be true and correct, and all other representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the truthfulness and correctness of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
          (c) Covenants and Agreements.
               The Company shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or before the Closing Date.
               Parent shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement and the Investment Representation Letter (as defined below) to be performed or complied with by it on or before the Closing Date.
          (d) Compliance Certificate. The Company and the Parent shall have delivered to Buyer a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of Parent (but without personal liability therefor) certifying as to the fulfillment of the conditions specified in Sections 5.2(a) and (b).
          (e) Governmental Consents and Approvals. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required to be obtained by the Company or Parent in connection with the Merger, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.
          (f) Contractual Consents and Approvals. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that the Company has obtained all consents and approvals of third parties set forth on Schedule 5.2(f).
          (g) Opinion of Parent and Company Counsel. Buyer shall have received from Goodwin Procter LLP, counsel to Parent, an opinion in substantially the form of Exhibit C-1 attached hereto, and the opinion of Sherman & Howard LLP, counsel to the Company, an opinion in substantially the form of Exhibit C-2 attached hereto, in each case addressed to Buyer and dated the Closing Date.
          (h) Resignations. Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company (other than any such resignations which Buyer designates, by written notice to the Company, as unnecessary).
          (i) Parent Non-Competition Agreement. At or prior to Closing, Parent shall have duly executed and delivered to Buyer a non-competition agreement in substantially the form of Exhibit D attached hereto (the “Non-Competition Agreement”), which agreement shall be in full force and effect.
          (j) Investment Representation Letter. Parent shall have duly executed and delivered to Buyer an Investment Representation Letter in substantially the form of Exhibit E attached hereto (the “Investment Representation Letter”).
          (k) Payments of Accounts Receivable. At or prior to the Closing, except as set forth on Schedule 5.2(k), all accounts receivable of the Company from Parent and Parent’s Affiliates, if any, shall be been paid in full, whether or not then due and payable, subject to Section 6.3(c).
          (l) Agreements with Parent. At or prior to the Closing, the agreements set forth on Schedule 5.2(l) between Parent and the Company shall have been terminated without payment of any consideration by the Company, and there shall be no obligations or liabilities of the Company or, following the Effective Time, the Surviving Corporation with respect thereto.
          (m) Transition Services Agreement. At or prior to the Closing, Parent shall have duly executed and delivered to Buyer a Transition Services Agreement in substantially the form of Exhibit F attached hereto (the “Transition Services Agreement”), which agreement shall be in full force and effect.

          (n) Escrow Agreement. Parent and the Escrow Agent and shall have duly executed and delivered to Buyer a copy of a Escrow Agreement, in substantially the form of Exhibit G (the “Escrow Agreement”), which Escrow Agreement shall be in full force and effect.
          (o) Employment Arrangement. At or prior to the Closing, Julie Smith shall have entered into an employment arrangement with Buyer, to be effective as of and commence on the date of the Closing.
          (p) Other Documentation. Buyer and counsel to Buyer shall have received such other certificates and other documentation (including certificates of good standing of the Company in its jurisdiction of organization and the various other jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from the Company as they shall have reasonably requested and as is customary with respect to the Merger and the other transactions contemplated by this Agreement.
          (p) FIRPTA. At or prior to Closing, the Company shall have delivered to Buyer an affidavit, meeting the requirements of Section 1445(b)(3) of the Code, certifying that either: (i) the Company is not and has not been a United States real property holding corporation (within the meaning of Section 897 of the Code) during the period described in Section 897(c)(1)(A)(ii) of the Code; or (ii) as of the Closing Date, interests in the Company are not United States real property interests by reason of Section 897(c)(1)(B) of the Code.
     Section 5.3. Conditions to Parent’s and the Company’s Obligations. The obligation of the Company to effect the Merger is subject to the satisfaction (or express written waiver by Parent) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement that are qualified as to materiality (including in the definition of Material Adverse Change) shall be true and correct, and all other representations and warranties of Buyer and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
          (b) Covenants and Agreements. Buyer and Merger Sub shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or before the Closing Date.
          (c) Compliance Certificate. Parent shall have received from Buyer a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of Buyer (but without personal liability therefor) certifying as to the fulfillment of the conditions specified in Sections 5.3(a) and (b).
          (d) Governmental Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required to be obtained by Buyer or Merger Sub in connection with the Merger, this

Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.
          (e) Opinion of Buyer’s Counsel. Parent shall have received from Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Buyer and Merger Sub, an opinion in substantially the form of Exhibit H, addressed to the Company and dated the Closing Date; provided that Buyer, in satisfaction of such condition, deliver separate opinions of Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as counsel to Buyer, and Hogan & Hartson LLP, as counsel to Merger Sub, to the same effect as Exhibit H.
          (f) Escrow Agreement. Buyer and the Escrow Agent and shall have duly executed and delivered to Parent a copy of a Escrow Agreement, which Escrow Agreement shall be in full force and effect.
          (g) Registration Rights Agreement. Buyer shall have duly executed and delivered to Parent a copy of a Registration Rights Agreement, in substantially the form of Exhibit I (the “Registration Rights Agreement”), which Registration Rights Agreement shall be in full force and effect.
          (h) Other Documentation. The Company and counsel to the Company shall have received such other certificates and other documentation (including certificates of good standing of the Company in its jurisdiction of organization and the various other jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from Buyer and Merger Sub as they shall have reasonably requested and as is customary with respect to the Merger and the other transactions contemplated by this Agreement.
ARTICLE 6
CERTAIN COVENANTS
     Section 6.1. Conduct of Business.
     Except with the prior written consent of Buyer or, as expressly permitted by the terms of this Agreement from the date hereof to the Closing, the Company shall (i) conduct its businesses in the Ordinary Course, (ii) make commercially reasonable efforts consistent with past practices to keep its physical assets in good working condition, to preserve, maintain the value of, renew, extend and keep in full force and effect all Company Intellectual Property, to keep available the services of its current officers and employees and to preserve the Company’s relationships with lenders, creditors, lessors, lessees, licensors, licensees, officers, employees, contractors, distributors, developers, vendors, clients, customers, suppliers or other Persons having a material business relationship with the Company and (iii) comply in all material respects with all applicable Laws and Judgments. Without limiting the generality of the foregoing, except as contemplated by this Agreement or the transactions to be consummated in connection therewith, the Company shall not, without the prior written consent of Buyer, not to be unreasonably withheld or delayed:
          (a) amend its Constitutive Documents;

          (b) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any of Company Capital Stock to holders of Company Common Stock;
          (c) split, combine or reclassify any Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;
          (d) issue, deliver or sell, or pledge or otherwise encumber, any shares of Capital Stock, or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or other securities or any stock appreciation rights, “phantom” or “shadow” stock awards or other rights that are linked in any way to the price of Company Common Stock or the value of the Company or any part thereof, other than as otherwise herein contemplated to Buyer in connection with the Merger;
          (e) repurchase, prepay, create, incur or assume any Indebtedness (including obligations in respect of capital leases), issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness of another Person, make any loans, advances or capital contributions to, or investments in, any Person other than the Company, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or enter into any Contract having the economic effect of any of the foregoing, other than in each case with respect to Indebtedness that matured or became due and payable or with respect to liabilities or obligations arising or Indebtedness incurred in the Ordinary Course;
          (f) sell, license, mortgage or otherwise encumber or subject to any Lien other than a Permitted Lien, or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the Company, other than in the Ordinary Course;
          (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof, or (ii) any assets, other than in the Ordinary Course, that are material, individually or in the aggregate, to the Company;
          (h) change its fiscal year, revalue any of its material assets or make any material changes in financial or Tax accounting methods, principles, practices or policies, except as required by GAAP or applicable Law, or make or change any material Tax election relating to the Company; file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any claim to a refund of Taxes or consent to any extension or waiver of the limitations period for assessing any Tax.
          (i) except as required to comply with applicable Law or any Contract or Benefit Plan in effect on the date of this Agreement, or in accordance with a plan for doing so previously disclosed to Buyer and acknowledged in writing by Buyer, (i) pay to any Company Personnel any bonus, other amount or other benefit, or make any advance or loan to any

Company Personnel, in either case not provided for under any Contract or Benefit Plan in effect on the date of this Agreement other than the payment of base compensation in the Ordinary Course, (ii) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or Restricted Stock or the removal of existing restrictions in any Contract or Benefit Plan or awards made thereunder), (iii) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Benefit Plan, (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Benefit Plan, (v) adopt, enter into or amend any Benefit Plan or Benefit Agreement or (vi) make any material determination under any Benefit Plan that is inconsistent with the Ordinary Course;
          (j) except in accordance with a plan for doing so previously disclosed to Buyer in writing and acknowledged by Buyer in writing, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property;
          (k) incur or commit to incur any capital expenditure (or any obligation or liability in connection therewith), in an amount greater than $100,000 individually or $200,000 in the aggregate, except in the Ordinary Course;
          (l) except to the extent otherwise expressly required by this Agreement, incur or commit to incur any expenditure (or any obligation or liability) in an amount greater than $50,000 individually or $100,000 in the aggregate, other than in the Ordinary Course;
          (m) enter into or amend any Contract in any material respect (or any substantially related Contracts, taken together) (i) that would constitute a Material Contract, , or (ii) if under such Contract as amended, consummation of the Merger or any of the other transactions contemplated hereby or compliance by the Company with the provisions of this Agreement will result in any material violation or breach of, or material default (with or without notice or lapse of time or both) under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or assets of the Company or Buyer, under, any provision of such Contract;
          (n) waive, release or assign any material rights or claims under, fail to take a required action under, permit the lapse of or default under, or terminate any Material Contract;
          (o) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course or as required by claims, liabilities or obligations of the Company reserved against on the Most Recent Balance Sheet or incurred since the Most Recent Balance Sheet Date in the Ordinary Course;
          (p) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to any Company Personnel or terminate the employment of any Company Personnel that has an employment, severance or similar agreement or Contract with the Company, except for payment of severance of up to $15,000 individually and $45,000 in the aggregate;

          (q) commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;
          (r) create any Subsidiary of the Company;
          (s) enter into any type of business that is not within the Company’s existing line of business;
          (t) establish any Company Stock Plan, or grant any options, warrants or other rights to acquire shares of Company Common Stock;
          (u) enter into or amend any agreement that would limit the ability of any of the Company, Buyer or any affiliate of Buyer, including without limitation, following the Effective Time, the Surviving Corporation to operate in a specific area of business or specific geographic area after the closing of the Merger and the other transactions contemplated by this Agreement; or
          (v) authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions listed in Sections 6.1(a) through (u).
     Section 6.2. Access. Prior to Closing, the Company shall, and Parent shall cause the Company to, upon reasonable advance notice and during normal business hours, (i) make available for inspection by Buyer and its Representatives all of the Company’s properties, assets, books of accounts, records (including the work papers of the Company’s independent accountants) and Contracts and any other materials requested by any of them relating to the Company and its existing and prospective businesses and assets and liabilities as Buyer may reasonably request, (ii) make available to Buyer and its Representatives the officers, other senior management and Representatives of Parent and the Company for interviews, as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Company’s existing and prospective businesses and assets and liabilities, (iii) help gain reasonable access for Buyer, at such times as Buyer and its Representatives may request, to the Company’s employees, clients, customers, Affiliates or other Persons having a material business relationship with the Company, provided, however, that Buyer shall not contact any clients or customers without the prior consent of the Company, which consent shall not be unreasonably withheld and (iv) reasonably assist Buyer and its Representatives in becoming familiar with the Company’s existing and prospective businesses and assets and liabilities as Buyer and its Representatives may reasonably request. Any and all such investigations shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or the Parent and that would not reasonably be expected to cause a Material Adverse Change to the Company in the event the Merger is not consummated.
     Section 6.3. Parent Covenants.
          (a) Except with the prior written consent of Buyer or, as expressly permitted by the terms of this Agreement from the date of this Agreement to the Effective Time, Parent shall not (i) directly or indirectly, cause or permit any sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or other disposition of, any of the shares of Company Common Stock owned by Parent as of the date of this Agreement (“Parent Stock”), (ii) enter into an agreement or commitment contemplating the possible sale of, assignment of, pledge of, encumbrance of, grant of an option with respect thereto, transfer of or other disposition of any Parent Stock or (iii) reduce its beneficial ownership of, interest in or risk relating to any Parent Stock.
          (b) The Company shall pay, and Parent shall cause the Company to pay, to Buyer on or prior to the Closing Date the franchise fees for which the Company is obligated to Buyer for the months that elapse until Closing, and a pro rata portion for any partial current month (the “Franchise Fees”).
          (c) Notwithstanding anything to the contrary herein, including, without limitation, Section 6.1, prior to the Closing, Parent shall cause the Company to declare and effect a non-cash dividend to Parent in an amount equal to the accumulated account receivable of the Company from Parent as of the date hereof so as to offset and eliminate any obligation of Parent to pay such account receivable to the Company; provided that Parent and the Company shall not, after the date hereof, further accrue any inter-company account payable or receivable.
          (d) Except pursuant to an effective registration statement under the Securities Act, as a result of a Parent Change of Control, in a transaction between Parent and any of its Affiliates, or as pledged to Parent’s bank lender to secure Parent’s obligations to such lender in connection with indebtedness for borrowed money, as currently in effect or as may be amended, as foreclosed upon by such lender following Parent’s default with respect to any of such obligations or as transferred from such lender pursuant to a foreclosure sale,
               (i) from the Closing Date to the date that is six (6) months after the Closing Date, Parent shall not, (A) directly or indirectly, cause or permit any sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or other disposition of, any of the shares of Buyer Common Stock issued to Parent as a portion of the Closing Consideration, (B) enter into an agreement or commitment contemplating the possible sale of, assignment of, pledge of, encumbrance of, grant of an option with respect thereto, transfer of or other disposition of any of the shares of Buyer Common Stock issued to Parent as a portion of the Closing Consideration or (C) reduce its beneficial ownership of, interest in or risk relating to any of the shares of Buyer Common Stock issued to Parent as a portion of the Closing Consideration; provided that Parent may also during such first six-month period cause or permit any of the actions or occurrences set forth in this clause (i) with Buyer’s prior written consent, which Buyer may withhold or delay in its sole discretion; and
               (ii) from the date that is six (6) months after the Closing Date to the first anniversary of the Closing Date, Parent shall not cause or permit any of the actions or occurrences set forth in the immediately preceding clause (i); provided that Parent may also during such second six-month period cause or permit any of such actions or occurrences with Buyer’s prior written consent, which consent Buyer shall not unreasonably withhold or delay; provided, further, that the Parties acknowledge and agree that Buyer will be deemed reasonable in withholding or delaying its consent if Buyer in its sole judgment determines that any such action or occurrence would adversely affect the public trading price of the Buyer Common Stock.
Notwithstanding the foregoing, prior to and as a condition of any transfer to or acquisition of an interest in such shares permitted under either clause (i) or clause (ii) of this Section 6.3(d) other than pursuant to an effective registration statement under the Securities Act, the party that is the proposed transferee of or acquiror an interest in such shares, including, without limitation, such lender taking a pledge of such shares, shall agree in a writing satisfactory to Buyer that such party will be bound by the provisions of this Section 6.3(d) to the same extent as Parent was originally bound.
     Section 6.4. Tax Matters.
          (a) The Company shall timely prepare and file any Tax Return required to be filed by the Company on or before the Closing Date (a “Pre-Closing Tax Return”), and timely pay any Tax reflected thereon. In addition, the Company shall submit any Pre-Closing Tax Returns that are to be filed after the date hereof (other than any Tax Returns filed on a consolidated, combined, unitary or affiliated basis with Parent) to Buyer for approval prior to filing, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will not take any position on such Tax Returns that is inconsistent with past custom and practice.
          (b) Buyer shall prepare any Tax Return of the Company (other than any Tax Return filed on a consolidated, combined, unitary or affiliated basis with Parent), as the Surviving Corporation, required to be filed after the Closing Date or which Buyer determines was required to be filed prior to the Closing Date but which was not filed on a timely basis and, subject to the indemnification obligations of Parent under Section 6.4(a). Buyer or the Surviving Corporation shall pay any such Tax reflected thereon. Buyer will not cause the Surviving Corporation to take any position on such Tax Returns that is inconsistent with Company’s past custom and practice without the written consent of the Parent, which consent shall not be unreasonably withheld.
          (c) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes but specifically excluding any net income, capital gains or similar Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Parent and Buyer, and Parent and Buyer shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax Laws. Buyer and Parent will reasonably cooperate with each other to lawfully minimize any such Taxes.
          (d) From the date hereof through the Closing Date, the Company shall not effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the Ordinary Course.
          (e) Buyer shall not make an election under Section 338 of the Code (or any analogous provision of state or local Tax law) or cause the Surviving Corporation after the

Closing to effect any extraordinary transaction (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to Parent for Pre-Closing Taxes.
          (f) Parent shall cause the provisions of any Tax allocation, indemnity or sharing Contract between Parent, or any of its Affiliates (other than the Company) or any third party, on the one hand, and the Company, on the other hand, to be terminated on or before the Closing Date.
          (g) Buyer shall not amend any Tax Returns of Company, or settle any audit, claim, dispute or controversy relating to Taxes, for any period (or portion thereof) ending on or prior to the Closing Date, without the express written consent of Parent.
     Section 6.5. Consents. The Company shall cooperate and use commercially reasonable efforts to (i) obtain all material consents, orders, approvals, authorizations, declarations or filings, and give all notices, in each case which are required to be obtained by applicable Law or Governmental Entity, and which are necessary to consummate the Merger and the other transactions contemplated hereby and to comply with all applicable Laws in connection with the consummation of the Merger and the other transactions contemplated hereby and (ii) obtain all material consents and give all notices required under any Contract disclosed on Section 2.13(a) of the Disclosure Schedule to consummate the Merger and the other transactions contemplated hereby.
     Section 6.6. Insurance. The Company shall keep all insurance policies set forth on Section 2.17 of the Disclosure Schedule, or comparable replacements therefor, in full force and effect through the Effective Time and such that such insurance policies will be in full force and effect immediately following the Effective Time.
     Section 6.7. Exclusivity.
          (a) From the date of this Agreement to the Closing Date or, if the Closing shall not have occurred on or prior to March 31, 2008, such date, neither the Company nor any of its officers, directors, stockholders, Affiliates or any Representative of the Company will, without the prior written approval of Buyer, directly or indirectly, take any of the following actions with any party other than Buyer or its Affiliates, except as may be required by Law:
               (A) Other than the transactions contemplated by this Agreement, solicit, initiate or encourage, or take any other action with the intention of facilitating, any inquiries or the making of any proposal that constitutes an Acquisition Proposal or (B) participate in any discussions or negotiations regarding any Acquisition Proposal;
          (b) disclose or furnish to any Person other than Buyer and its Affiliates any information concerning the assets or business of the Company (A) which is not customarily disclosed to third parties or (B) in contemplation of any Acquisition Proposal; or assist or cooperate with any Person other than Buyer and its Affiliates to make any offer or proposal to consummate or effect any of the types of transactions described in the definition of Acquisition Proposal.

          (c) Without limiting Section 6.7(a), it is understood that any violation of the restrictions set forth in Section 6.7(a) by any Person covered by Section 6.7(a), whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of Section 6.7(a) by the Company.
          (d) If any of the Persons listed in Section 6.7(a) receives any inquiry, proposal or offer of the nature described in Section 6.7(a), then the Company shall, within one (1) Business Day thereafter, notify Buyer of such inquiry, proposal or offer, indicating the material terms, conditions and other aspects of such inquiry, proposal or offer, including the scope of the work at issue and the extent of the contemplated commitment of the Company’s resources and capacity, and a copy of any written materials received from such Person making the inquiry, proposal or offer.
     Section 6.8. Notice of Certain Events. Subject to restrictions imposed by applicable Law, (a) the Company shall promptly notify Buyer of, and furnish Buyer with any information in its possession that Buyer may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that could reasonably be expected to cause any of the conditions to the obligation of Buyer to consummate the Merger set forth in Section 5.2 to not be satisfied, and (b) the Company shall promptly, upon obtaining knowledge, notify Buyer of, and furnish Buyer with any information in Company’s possession that Buyer may reasonably request with respect to, (i) the Company being notified by any of its employees that such employee intends to, or is considering, terminating such employee’s employment with the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company and (ii) the Company having any knowledge of any officer or executive employee of the Company intending to, or considering, doing the same. No information delivered to Buyer pursuant to this Section 6.8 shall update the Disclosure Schedule.
     Section 6.9. Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Parent shall cause the Company to terminate or freeze, in Parent’s discretion, any and all Benefit Plans set forth in Section 2.18(a)(ii) of the Disclosure Schedule intended to include a Code Section 401(k) arrangement, including without limitation, the TSI 401(k) Plan (each, a “Company 401(k) Plan”), and Parent and the Company shall each take all necessary steps to transfer the sponsorship of each Company 401(k) Plan to Parent as of the day immediately preceding the Closing Date. Upon the reasonable request of Buyer, Parent and the Company shall provide Buyer with evidence of their respective actions in connection with this Section 6.9 prior to the Closing Date.
     Section 6.10. Parent’s and the Company’s Auditors. Parent and the Company shall provide, and shall cause their management and its independent accountants to provide, such information regarding the Company and assistance as Buyer or its independent accountants may reasonably request in order to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Buyer to comply with applicable SEC regulations, (b) the review of any audit or review work papers with respect to Parent relating to the Company or with respect to the Company, including the examination of interim financial statements and data and (c) the delivery of such representations from Parent’s and the Company’s independent accountants as may be reasonably requested by Buyer or its independent accountants.

     Section 6.11. Delivery of Stock Ledger and Minute Book of the Company. The Company shall, and Parent shall cause the Company to, deliver the Company’s stock ledger and minute books to Buyer at the Closing.
ARTICLE 7
MUTUAL COVENANTS
     Section 7.1. Commercially Reasonable Efforts. From the date of this Agreement to the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, in each case necessary or advisable to permit the consummation of the Merger and the other transactions contemplated hereby, including (i) obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any applicable Law required to be obtained or made by either of them which may be necessary or appropriate to permit the consummation of the Merger and the other transactions contemplated hereby, (ii) ensuring that its representations and warranties remain true and correct in all material respects through the Closing Date and (iii) ensuring that the conditions to the obligations of the other Parties to consummate the Merger are satisfied. Without limiting the foregoing, in the event that (x) any claim, suit, action or proceeding of the type and having any of the effects described in Section 5.1(b) is pending or threatened or (y) any Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects described in Section 5.1(b) is in effect, then the Company or Buyer, as applicable, shall use commercially reasonable efforts to have such claim, suit, action, proceeding or Legal Restraint vacated, reversed or made to be no longer in effect.
     Section 7.2. Publicity. No Party shall, nor shall any Party permit any of its officers, directors or Representatives (“Representative Persons”) or any Representative Persons of the foregoing (collectively, the “Other Persons”) to, issue a press release or public announcement or otherwise make any public disclosure or public disclosure to its employees (nor shall Buyer, Parent or the Company communicate with any of their respective employees or permit any Other Persons to do so, except for communications with such employees required for Buyer, Parent and the Company to satisfy their obligations hereunder) concerning the subject matter of this Agreement (including its existence) without the prior written approval of the other Parties, provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule and in such case (other than disclosure pursuant to stock market rule or securities Laws) such Party must, prior to making such disclosure, (a) use commercially reasonable efforts to advise the other Parties of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable and (b) consult with the other Parties with respect to the content of such disclosure.
     Section 7.3. Expenses. Whether or not the Merger and the other transactions contemplated hereby are consummated, and except as otherwise set forth in Article 8, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby.
     Section 7.4. Tax-Free Reorganization Treatment. Each of Buyer, Merger Sub, the Company and Parent shall use its or their every reasonable effort to cause the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes (a “Tax-Free Reorganization”); provided, however, that Buyer shall use its best efforts to cause the Merger to satisfy the requirements set forth in Treasury Regulations Section 1.368-2(j)(3)(i). None of the Parties has taken or will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause, nor will any of the Parties fail to perform, or otherwise breach, this Agreement in any way which would cause, or in either case result in, the Merger to fail to constitute a Tax-Free Reorganization. Unless otherwise required by Law, each party shall (i) report the Merger on all Tax Returns and filings as a Tax-Free Reorganization, and (ii) not take any position or action that is inconsistent with the characteristics of the Merger as a Tax-Free Reorganization in any audit, administrative proceeding, litigation or otherwise.
     Section 7.5. Escrow Agreement. Buyer and Parent shall execute and deliver the Escrow Agreement for the holding, administration and distribution of the Escrow Amount and any earnings thereon (the “Escrow Agreement”), and perform the Escrow Agreement with the Escrow Agent.
     Section 7.6. Further Assurances. From time to time prior to the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE 8
INDEMNIFICATION
     Section 8.1. Indemnification.
          (a) From and after the Closing, Parent shall indemnify and hold harmless Buyer, the Surviving Corporation, their direct and indirect subsidiaries and their respective directors, officers, employees, agents and affiliates ( each a “Buyer Indemnified Party” and , together, “Buyer Indemnified Parties”) in respect of, and hold each of them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by any of such Indemnified Parties resulting from, relating to or constituting:
               (i) any breach or inaccuracy of a representation or warranty of the Company or Parent, as the case may be, contained in this Agreement or in any other agreement, certificate or other instrument executed and delivered by or on behalf of the Company or Parent pursuant to this Agreement; or

               (ii) any failure by the Company or Parent, as the case may be, to perform or comply with any covenant applicable to it contained in this Agreement, including, without limitation, the Company’s failure, and Parent’s failure to cause the Company to, carry out the terms of Section 6.9 without any Damages (as defined below (“401(k) Damages”) incurred or suffered by Buyer or the Surviving Corporation.
               (iii) the failure by Parent to (A) contribute to the pending settlement or any other settlement of the action commenced in Superior Court for the State of California by Tony Tiu and Rob Campbell against Buyer and other parties, or to satisfying an award of damages if such action is not settled, to the same extent the Company has previously agreed to contribute, namely, $180,000 or (B) to pay the legal fees and expenses incurred by the Company or Buyer and attributable to the Company in connection with such action to the Closing Date (but not thereafter) (collectively, the “California Litigation Amount”)
          (b) From and after the Closing, Buyer and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless Parent, its direct and indirect subsidiaries and its directors, officers, employees, agents and affiliates in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any of such Indemnified Parties resulting from, relating to or constituting:
               (i) any breach or inaccuracy of a representation or warranty of Buyer or Merger Sub contained in this Agreement or in any other agreement, certificate or other instrument executed and delivered by or on behalf of Buyer or Merger Sub pursuant to this Agreement; or
               (ii) any failure by Buyer, Merger Sub or, after the Closing, the Surviving Corporation to perform or comply with any covenant applicable to it contained in this Agreement or any other agreement executed and delivered pursuant to this Agreement.
     Section 8.2. Indemnification Claims.
          (a) An Indemnified Party shall give written notification to the Indemnifying Party (a “Claim Notice”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 8 may be sought (each a “Third Party Claim”). Such Claim Notice shall be given within twenty (20) Business Days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) Business Days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any Legal Proceeding involving a Third Party Claim for criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense (the “Non-Controlling Party”) may participate in, but not control, the defense at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the reasonable fees and expenses of one counsel incurred by the Indemnified Party as a result of protecting or preserving such conflicting interests or different defenses shall be considered Damages for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The Controlling Party shall not agree to any settlement of, or the entry of any Judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the Indemnified Party may reject any such settlement where the relief sought is other than money Damages.
          (b) Any claim for which an Indemnified Party intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third Party Claim or for which the Indemnified Party seeks release of Escrowed Funds (a “Direct Claim”) shall be asserted by giving to the Indemnifying Party a Claim Notice stating the nature and basis in reasonably specific detail and, if known, the amount of the claim. Within twenty (20) Business Days of receipt of the Claim Notice (“Response Period”), the Indemnifying Party shall respond to the Indemnified Party in writing to accept the claim or to dispute the claim, in which event such response shall provide reasonably specific details of any allegations in the Claim Notice that are disputed. If accepted in writing, a claim for indemnification hereunder shall be deemed established as of the time of such acceptance and Parent and Buyer shall instruct the Escrow agent to pay such claim within ten (10) days after the date on which so established. In the event that the Indemnifying Party fails to respond in writing within the Response Period, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Party and shall be paid in full within ten (10) days following the end of the Response Period.
          (c) In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Direct Claim disputed pursuant to the procedure in Section 8.2(b) which the Indemnified Party and the Indemnifying Party are unable to resolve through negotiation, the Party asserting such claim or breach shall give written notice (the “Dispute Notice”) to the other Party setting forth in reasonable detail the nature of such claim or alleged breach. Except as set forth in the following sentence, such dispute if not otherwise resolved by agreement of such Parties shall be settled by arbitration before a single arbitrator selected by such Parties in accordance with the rules of the American Arbitration Association, and located in the State of Delaware. If the Indemnified Party and the Indemnifying Party fail to agree upon an arbitrator within fifteen (15) days after the date of the Dispute Notice, then such Party shall select an arbitrator within the following ten (10) days, the arbitrators selected by the Indemnified Party and the Indemnifying Party shall select a third arbitrator, and all arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding and not subject to appeal and the Escrow agent shall pay a claim for indemnification hereunder that is so finally resolved by arbitration within ten (10) days after such arbitral resolution.
     Section 8.3. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire at 12:00, midnight, EDT, on March 31, 2009, except for representations and warranties related to Taxes, which shall survive until the expiration of the applicable statute of limitations. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.
     Section 8.4. Fraud Claims; No Contribution; Characterization of Payments. Notwithstanding any provision of this Agreement to the contrary (including without limitation Section 8.5), nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Party to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Party based upon, or to seek or recover any Damages arising from or related to, an allegation or allegations that an Indemnifying Party had an intent to defraud (as such term applies under common law and securities law principles) or made a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or the transactions contemplated hereby or thereby.
     Section 8.5. Limitations, Etc.
          (a) Notwithstanding anything to the contrary herein, the aggregate liability or deemed liability for Damages under this Article 8 or otherwise shall not exceed nine million dollars ($9,000,000) for either (i) Parent or (ii) Buyer and the Surviving Corporation. For purposes of this Article 8, all representations and warranties of the Company in Article 2 (other than Section 2.27), Parent in Article 3 and Buyer and Merger Sub in Article 4 shall be construed as if the term material” and any reference to “Material Adverse Change” (and variations thereof) were omitted from such representations and warranties.
          (b) Notwithstanding anything to the contrary herein, except for a Direct Claim for Damages by one or more of the Buyer Indemnified Parties arising out of or related to a breach by Parent of its representations and warranties set forth in Section 3.3, for the Franchise Fees, 401(k) Damages, and the California Litigation Amount, no Indemnified Party shall be entitled to indemnification pursuant to this Article 8 unless and until the total Damages to which Indemnified Parties are entitled exceed two hundred thousand dollars ($200,000) (“Damage

Threshold”), at which point the Indemnified Parties shall be entitled to collect the full amount of the Damages incurred.
          (c) Except with respect to claims brought pursuant to Section 8.4, after the Closing any Damages for which Parent is liable or deemed liable pursuant to this Article 8 shall be satisfied first from the Escrow Amount until the Escrow Amount shall have been exhausted and then by recovery from Parent. Except for claims pursuant to Section 8.4, Parent shall have no liability whatsoever to satisfy any indemnification claim for Damages that exceed the limitation set forth in Section 8.5(a). Other claims for the payment of fees and expenses which, by the express terms of this Agreement are recoverable, shall be recoverable but need not be recovered in the case of Buyer from the Escrow Amount. The remedies available under this Article 8 shall be the sole and exclusive remedies of the Indemnified Parties with respect to all claims arising under, resulting from or relating to this Agreement or the transactions contemplated hereby, other than as provided in Section 12.3.
          (d) Notwithstanding anything to the contrary herein, the Indemnified Party shall take reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages and including seeking recovery to the extent of any applicable insurance coverage.
          (e) The indemnification of Damages of the Indemnified Parties pursuant to this Article 8 shall be net of the amount of (i) any tax benefit actually realized in connection with a liability, damage, expense or loss indemnified hereunder, but after giving effect to any tax which may be required to be paid on the indemnification payment; and (ii) any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Parties. A tax adjustment indemnified hereunder which involves only a change in the year in which an amount is includible in income or deductible and no other loss shall be indemnified only to the extent of the interest and penalties resulting from such adjustment.
          (f) Parent shall not have any right of contribution against the Company or the Surviving Corporation with respect to any Damages claimed by an Indemnified Party.
ARTICLE 9
PRIVATE PLACEMENT
     Section 9.1. Private Placement. The offer and sale of the shares of Buyer Common Stock constituting a portion of the Merger Consideration are being made pursuant to an exemption from the registration requirements under the Securities Act and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless exception from such registration is available. Parent may not sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Buyer Common Stock constituting a portion of the Merger Consideration received by it except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws until such securities have been registered under the Securities Act and any applicable state laws. Any transfer or purported transfer in violation of this Section 9.1 shall be voidable by Buyer, and Buyer will not be required or obligated to register any transfer of the shares of Buyer

Common Stock constituting a portion of the Merger Consideration in violation of this Section 9.1. Buyer may, and may instruct its transfer agent, to place such stop-transfer orders as may be required on the transfer books of Buyer in order to ensure compliance with this Section 9.1. Each certificate representing Buyer Common Stock constituting the Closing Consideration and the Additional Consideration, if any, shall be endorsed with a legend in substantially the form set forth below (which shall be removed in accordance with the Registration Rights Agreement):
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (ii) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (iii) PURSUANT TO THE RESALE PROVISIONS OF RULE 144 PROMULGATED THEREUNDER.”
     Section 9.2. Authorization and Reservation of Shares. Except as otherwise set forth in this Article 9, Buyer shall (a) at all times prior to the Closing have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Buyer Common Stock to provide for the full issuance to Parent of the Closing Consideration and (b) to provide reasonably for the full issuance to Parent of the Additional Consideration, if any is issuable. Buyer shall not reduce the number of shares of Buyer Common Stock reserved for issuance under the terms of this Agreement without the consent of Parent. Buyer shall at all times after the Closing maintain the number of shares of Buyer Common Stock so reserved for issuance at an amount (the “Reserved Amount”) equal to no less than two (2) times the number that is issued as the Closing Consideration . If at any time prior to the Closing or the first anniversary of the Closing, as applicable, the number of shares of Buyer Common Stock authorized and reserved for issuance (the “Authorized and Reserved Shares”) is below the Reserved Amount, Buyer shall promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of its shareholders to authorize additional shares to meet Buyer’s obligations under this Section 9.2, in the case of an insufficient number of authorized shares, obtaining shareholder approval of an increase in such authorized number of shares, and voting the management shares of Buyer in favor of an increase in the authorized shares of Buyer to ensure that the number of authorized shares is sufficient to meet the Reserved Amount.
ARTICLE 10
TERMINATION
     Section 10.1. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:
          (a) by written consent of Buyer and Parent;
          (b) by either Buyer or Parent if the Merger has not been consummated by March 31, 2008 (or such later date as may be mutually agreed upon in writing by Buyer and

Parent); provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;
          (c) by either Buyer or the Parent, if any Legal Restraint (as defined below) having the effect referred to in Section 5.1(b) is in effect and has become final and non-appealable;
          (d) by Buyer, if the Company has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to a failure of a condition set forth in Section 5.2(a), (b) or (c) and (ii) has not been cured by the Company within ten (10) Business Days after the giving of written notice thereof from Buyer, if curable;
          (e) by Buyer, if Parent has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to a failure of a condition set forth in Section 5.2(b) or (c) and (ii) (A) has not been cured by the Parent within ten (10) Business Days after the giving of written notice thereof from Buyer or (B) in the case of the covenants set forth in Section 6.3(a), has not been cured by the Parent within two (2) Business Days prior to the Closing;
          (f) by Parent, if Buyer or Merger Sub has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach of failure to perform (i) would give rise to a failure of a condition set forth in Section 5.3(a) or (b) and (ii) has not been cured by Buyer or Merger Sub within ten (10) Business Days after the giving of written notice thereof from the Company;
          (g) by Buyer, if the Pre-Closing Average (as defined below) falls below $6.25 per share; and
          (h) by Parent, if the Pre-Closing Average rises above $9.75 per share.
     Section 10.2. Effect of Termination. If this Agreement is terminated and the Merger and the other transactions contemplated hereby are abandoned as described in this Article 10, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 7.2, 7.3 and this Section 10.2; provided that nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Parties of their respective obligations under this Agreement.
ARTICLE 11
DEFINED TERMS
     Section 11.1. Definitions. The following capitalized terms have the following meanings:
     “401(k) Damages” is defined in Section 8.1(a)(ii).

     “401(k) Plan(s)” is defined in Section 6.9.
     “Acquisition Proposal” means any (i) direct or indirect acquisition or sale of assets of the Company other than acquisitions or sales of any assets or group of assets in one or more related transactions in the Ordinary Course, (ii) merger, consolidation, business combination, recapitalization involving the Company or (iii) similar transaction involving the Company that would have the same or similar effects described in clauses (i) or (ii).
     “Additional Consideration” is defined in Section 1.9(d).
     “Additional Shares” is defined in Section 1.9(d).
     “Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act.
     “Agreement” means this Agreement and Plan of Merger.
     “Authorized and Reserved Shares” is defined in Section 9.4.
     “Average Share Price” means, for any period, the average of the Daily Share Prices for the consecutive Trading Days within such period.
     “Bankruptcy Laws and Equitable Principles” is defined in Section 2.2.
     “Benefit Plan” means any “employee benefit plan,” in each case whether written or oral, insured or not, informal or formal, within the meaning of Section 3(3) of ERISA or any other bonus, profit sharing, deferred compensation, change in control, incentive compensation, Company Stock Plan, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, material fringe benefit, medical, dental, vision or other material plan, program, policy, arrangement or Contract that provides benefits to or has covered any Company Personnel at any time during the one (1) year period prior to and ending on the Closing Date or for which the Company could reasonably be expected to have any current liability, and any defined benefit Pension Plan or multiemployer plan (as defined in Section 3(37) of ERISA that was frozen or terminated in the last five (5) years.
     “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts, are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.
     “Buyer” is defined in the preamble of this Agreement.
     “Buyer Common Stock” means Buyer common stock, par value $0.01 per share.
     “Buyer Indemnified Party” and “Buyer Indemnified Parties” are defined in Section 8.1(a).
     “Buyer SEC Documents” is defined in Section 4.5.

     “California Litigation Amount” is defined in Section 8.1(a)(iii).
     “Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.
     “Change of Control” means a change in the equity ownership of the Company as a result of a stock purchase and sale, a merger, combination or similar transaction as a result of which the holders of voting securities of the Company immediately prior to such transaction do not hold securities having a majority of the combined voting power of all voting securities immediately following such transaction.
     “Claim Notice” is defined in Section 8.2(a).
     “Closing” is defined in Section 1.2.
     “Closing Consideration” is defined in Section 1.8(a)(i).
     “Closing Date” means the date on which the Closing occurs.
     “Code” means the Internal Revenue Code of 1986.
     “Colorado Acts” is defined in the Preamble.
     “Colorado Statement of Merger” is defined in the preamble of this Agreement.
     “Company” is defined in the preamble of this Agreement.
     “Company 401(k) Plan” is defined in Section 6.9.
     “Company Certificate” is defined in Section 1.8(b).
     “Company Common Stock” is defined in Section 2.4(a).
     “Company Intellectual Property” means all Intellectual Property that is owned by or licensed to the Company.
     “Company knowledge”, “knowledge of the Company” or words to that effect mean the actual knowledge after reasonable investigation of George Burnett, Norman Blome, William Ojile or Julie Smith
     “Company Personnel” means any former or current director, officer, employee, independent contractor or consultant of the Company.
     “Company Stock Plan” means any stock option plan or other stock or equity-related plan of the Company.
     “Constitutive Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and by-laws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person’s partnership agreement, (iv) with respect to a Person that is a trust, such Person’s trust instrument or agreement and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).
     “Contract” means any written loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or understanding.
     “Controlling Party” is defined in Section 8.2(a).
     “Copyright” means any registered copyright (i) licensed from any third party (other than “shrink-wrap” software) or (ii) assigned, registered or applied for.
     “Daily Share Price” means, for any Trading Day, the closing prices on the Nasdaq Global Market, as reported by Nasdaq (the “NASDAQ”), of Buyer Common Stock for that day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the NASDAQ Global Market or, if such stock is not listed or admitted to trading on the NASDAQ Global Market, on the principal national securities exchange on which such stock is then listed or admitted to trading, or, if such stock is not then listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices on such day in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Buyer and reasonably acceptable to Parent.
     “Damages” is defined in Section 8.1(a).
     “Damage Threshold” is defined in Section 8.5(b).
     “Direct Claim” is defined in Section 8.2(b).
     “Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Company set forth in Article 2, delivered contemporaneously with this Agreement.
     “Dispute Notice” is defined in Section 8.2(c).
     “Effective Time” means the time at which the Merger becomes effective pursuant to Section 1.4.
     “Environmental Law” mans any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.
     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “Escrow Agent” means the Escrow Agent under the Escrow Agreement.
     “Escrow Agreement” is defined in Section 7.5.
     “Escrow Amount” is defined in Section 1.8(b).
     “Escrow Release Date” is defined in Section 1.10(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
     “Expected Claim Notice” is defined in Section 8.3.
     “Financial Statements” is defined in Section 2.8(a).
     “Final Determination Sixty-Day Average” means the Average Share Price for the sixty (60) Trading Days ending two (2) Trading Days prior to the date of the Final Transaction Value Determination.
     “Final Determination Ten-Day Average” means the Average Share Price for the ten (10) Trading Days ending two (2) Trading Days prior to the date of the Final Transaction Value Determination.
     “Final Transaction Value Determination” is defined in Sections 1.9(c).
     “First Anniversary Sixty-Day Average” means the Average Share Price during the sixty (60) Trading Days ending two (2) Trading Days prior to the first anniversary of the Closing Date.
     “First Anniversary Transaction Value” means (i) the aggregate value of the shares of Buyer Common Stock representing the portion of the Closing Consideration paid in shares of Buyer Common Stock, based on the First Anniversary Sixty-Day Average, plus (ii) $4,600,000.
     “Franchise Fees” is defined in Section 6.3(b).
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.
     “Hazardous Material” means (i) any substance that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated byphenyl; (iii) any waste, gas or other substance or material that is explosive or radioactive; (iv) any “hazardous chemical”, pollutant”, contaminant”, “hazardous waste”, “hazardous chemical” or “toxic chemical” as designated, listed or defined in statute or regulation; and (v) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
     “Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (x) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (xi) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line) and (xii) all obligations of such Person pursuant to any deferred compensation agreements.
     “Indemnified Party” means any Person or Persons entitled to indemnification under this Agreement.
     “Indemnifying Party” means any Person or Persons required to provide indemnification under this Agreement.
     “Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, confidential information or know-how or (v) other intellectual property or proprietary rights.
     “Investment Representation Letter” is defined in Section 5.2(j).
     “IRS” means the Internal Revenue Service.
     “Judgment” means any judgment, order or decree.
     “Law” means any constitution, act, statute, law, ordinance, treaty, rule or regulation.
     “Leased Property” is defined in Section 2.12(b).
     “Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.
     “Legal Restraint” is defined in Section 5.1(b).

     “Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.
     “Mark” means any trademark, trade name, trade dress, service mark or domain name.
     “Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets or financial condition of the party to whom the condition is attributed or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement; in each case excluding effects resulting from (i) the announcement or pendency of the Merger, (ii) general economic conditions, (iii) conditions affecting the education and test preparation industry generally and, (iv) actions taken by any Person at the specific request or with the agreement or consent of Company (if such Person is Buyer or Merger Sub), Buyer (if such Person is the Company or Parent) or Surviving Corporation (if such Person is Buyer, Company or Parent).
     “Material Contract” is defined in Section 2.13(a).
     “Maximum Additional Consideration” is defined in Section 1.9(a).
     “Merger” is defined in the preamble of this Agreement.
     “Merger Consideration” is defined in Section 1.8(a)(i).
     “Merger Sub” is defined in the preamble of this Agreement.
     “Minimum Transaction Value” means $7.50 per each share of Buyer Common Stock constituting the Closing Consideration, plus $0.61484996.
     “Most Recent Balance Sheet” is defined in Section 2.8(a).
     “Most Recent Balance Sheet Date” means December 31, 2007.
     “Most Recent Yearend Financials Date” means September 30, 2007.
     “NASDAQ” is defined in the definition of Daily Share Price.
     “Non-Controlling Party” is defined in Section 8.2(a).
     “Ordinary Course” means the ordinary course of business, in substantially the same manner as presently conducted and consistent with past practice.
     “Other Persons” is defined in Section 7.2.
     “Parent” is defined in the preamble to this Agreement.

     “Parent Change of Control” means a change in the equity ownership of the Parent as a result of a stock purchase and sale, a merger, combination or similar transaction as a result of which the holders of voting securities of the Parent immediately prior to such transaction do not hold securities having a majority of the combined voting power of all voting securities immediately following such transaction or a sale of all or substantially all of the assets of Parent.
     “Party” means a party to this Agreement.
     “Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.
     “Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA.
     “Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.
     “Permitted Liens” means the following (i) any Lien set forth on Section 2.5(a)(ii) of the Disclosure Schedule, (ii) any Lien created pursuant to this Agreement, (iii) any Lien for Taxes not yet due and payable or that the Company is contesting in good faith, (iv) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the Ordinary Course for sums not yet due and payable or that the Company is contesting in good faith, (v) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, and (vi) Liens which do not interfere with the ordinary conduct of the business of the Company.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.
     “Pre-Closing Average” means the Average Share Price during the period starting with the date on which this Agreement is entered into (or the next day thereafter if such date is not a Trading Day) and ending two (2) Trading Days prior to the earlier of (i) the Closing Date agreed upon in writing by Buyer and Parent in accordance with Section 1.2 and (ii) March 14, 2008.
     “Pre-Closing Tax Return” is defined in Section 6.4(a).
     “Registration Rights Agreement” is defined in Section 5.3(g).
     “Release Date Indemnification Amount” means, on a given date, the sum, as of such date and without duplication, of (i) the aggregate amount to which Buyer is entitled to indemnification pursuant to Article 8 and (ii) the aggregate amount of any asserted but unresolved claims for Damages as set forth in Claim Notices provided to Parent pursuant to the provisions of Article 8.

     “Representative Persons” is defined in Section 7.2.
     “Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.
     “Reserved Amount” is defined in Section 9.2.
     “Response Period” is defined in Section 8.2(b).
     “Restricted Stock” means any of the Company Capital Stock that is subject to a right of repurchase or redemption by the Company, subject to forfeiture back to the Company and/or subject to transfer or lock-up restrictions other than those imposed by federal and state securities Laws.
     “Schedule” means Disclosure Schedule for the purposes of Article 2.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
     “Subsidiary” means, with respect to any Person, another Person (i) of which 50% or more of any class of Capital Stock are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.
     “Surviving Corporation” is defined in Section 1.1.
     “Tax” means: (i) any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority; (ii) any interest, additions to tax, or penalties applicable or related thereto, whether disputed or not; (iii) any amount described in clause (i) or clause (ii) above for which a Person is liable by reason of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by contract, indemnity or otherwise.
     “Tax-Free Reorganization” is defined in Section 7.4.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article 8.
     “Trading Day” or “full Trading Day” means any day on which NASDAQ is open and available for at least five (5) hours for the trading of securities.

     “Transfer” means any sale, offer to sell, contract to sell, short sale, pledge, sale of an option or contract to purchase, purchase of an option or contract to sale, grant of any option, right or warrant to purchase, or any other transfer or disposition.
     “Transition Services Agreement” is defined in Section 5.2(m).
     “Transition Services Damages” is defined in Section 8.1(a)(ii).
     “Treasury Regulations” means the regulations promulgated under the Code.
     “TSI 401(k) Plan” means the Company’s 401(k) plan that is in effect as of the date of this Agreement and that Parent and the Company are covenanting will be terminated prior to the Closing Date pursuant to Section 6.9.
     Section 11.2. Descriptive Headings; Certain Interpretations.
          (a) Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.
          (b) Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “or” is not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.
ARTICLE 12
MISCELLANEOUS
     Section 12.1. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 12.1:
          (a) if to Buyer, Merger Sub or, following the Closing, the Surviving Corporation:

The Princeton Review, Inc.
111 Speen Street, Suite 550
Framingham, MA 01701
Attention: General Counsel
Facsimile No.: (508) 663-5115
with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Richard R. Kelly, Esq.
Facsimile No.: (617) 542-2241
          (b) if to Parent or, prior to the Closing, the Company:
Alta Colleges, Inc.
2000 S. Colorado Blvd.,
Suite 2-800
Denver, CO 80222
Attention: Bill Ojile
Facsimile No.: (303) 691-5702
with a copy to:
Goodwin Procter LLP
559 Lexington Avenue
New York, NY 10022
Attention: Richard E. Floor, Esq.
Facsimile No.: (212) 355-3333
          All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.
     Section 12.2. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Buyer, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.
     Section 12.3. Specific Enforcement. The Parties agree that, subject to Section 10.2, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 10.2, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.
     Section 12.4. Amendment and Waiver. Any amendment of this Agreement shall be subject to any restrictions contained in the Colorado Acts. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Parent and, until the Effective Time, the Company. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     Section 12.5. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
     Section 12.6. No Third-Party Beneficiaries; Obligations Joint and Several. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. The obligations of Buyer and Merger Sub hereunder are and shall be joint and several.
     Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 12.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except insofar as matters relating to the Merger are subject to the Colorado Acts.
     Section 12.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 12.10. Submission to Jurisdiction; Waiver of Jury Trial. Subject to Section 8.2(e), each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO IRREVOCABLY CONSENT TO TRIAL WITHOUT A JURY.
     Section 12.11. Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     Section 12.12. Survival. All covenants and obligations of the Parties hereto which by their explicit terms or by implication are to be performed subsequent to or are to otherwise survive the Closing shall survive the Closing and the consummation of the Merger and shall not be extinguished, but shall instead remain in full force and effect thereafter and otherwise in accordance with or as contemplated by the terms hereof, notwithstanding the Closing or the consummation of the Merger.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE PRINCETON REVIEW, INC.
By:	/s/ STEPHEN RICHARDS
	Name:	Stephen Richards
	Title:	Chief Operating Officer/Chief Financial Officer

TPR/TSI MERGER COMPANY, INC.
By:	/s/ STEPHEN RICHARDS
	Name:	Stephen Richards
	Title:	President

ALTA COLLEGES, INC.
By:	/s/ WILLIAM M. OJILE, JR.
	Name:	William M. Ojile, Jr.
	Title:	Senior Vice President, Chief Legal and Compliance Officer

TEST SERVICES, INC.
By:	/s/ WILLIAM M. OJILE, JR.
	Name:	William M. Ojile, Jr.
	Title:	Secretary

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